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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/ /	Soliciting Material Pursuant to §240.14a-12
Transkaryotic Therapies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSKARYOTIC THERAPIES, INC.
195 Albany Street
Cambridge, Massachusetts 02139

(617) 349-0200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 6, 2002

        The 2002 Annual Meeting of Stockholders of Transkaryotic Therapies, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Thursday, June 6, 2002 at 10:00 a.m., Eastern Standard Time (the "Annual Meeting"), to consider and act upon the following matters:

  1.
  To elect seven directors to serve until the 2003 Annual Meeting of Stockholders.

  2.
  To approve the Company's 2002 Stock Incentive Plan.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors presently has no knowledge of any other business to be transacted at the Annual Meeting.

        TKT stockholders of record at the close of business on April 10, 2002 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The stock record books of the Company will remain open for inspection by stockholders of record for ten days prior to the Annual Meeting at the offices of the Company at the above address, and at the time and place of the Annual Meeting.

                      By Order of the Board of Directors,

                      Michael J. Astrue, Secretary

Cambridge, Massachusetts
April 26, 2002

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

TRANSKARYOTIC THERAPIES, INC.
195 Albany Street
Cambridge, Massachusetts 02139

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
June 6, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Transkaryotic Therapies, Inc. ("TKT" or the "Company") for use at the 2002 Annual Meeting of Stockholders of TKT to be held on June 6, 2002 (the "Annual Meeting") and at any adjournment of the Annual Meeting. If no choice is specified, proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

        The Notice of Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report to Stockholders for the year ended December 31, 2001 are being mailed to stockholders on or about April 26, 2002. The Company will, upon written request of any stockholder, furnish without charge a copy of its Annual Report on Form 10-K (other than exhibits) for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (the "SEC"). Please address all such requests to Transkaryotic Therapies, Inc., Attention: Corporate Communications, 195 Albany Street, Cambridge, Massachusetts 02139.

Voting Securities and Votes Required

        On April 10, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 34,383,808 shares of Common Stock of the Company, par value $0.01 per share ("Common Stock"). Holders of Common Stock are entitled to one vote per share.

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business at the Annual Meeting.

        The affirmative vote of a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required for the approval of the Company's 2002 Stock Incentive Plan.

        Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information, as of March 1, 2002 (except as otherwise stated in the footnotes to this table), regarding the ownership of the Company's Common Stock by (i) each person known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each of the Directors of the Company, (iii) each of the Executive Officers of the Company named in the Summary Compensation Table and (iv) all Directors and Executive Officers of the Company as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Five Percent Holders
Warburg, Pincus Equity Partners, L.P. 466 Lexington Avenue, 10th Floor New York, NY 10017-3147	5,038,585	(3)	14.6%
FMR Corp 82 Devonshire Street Boston, MA 02109	4,164,740	(4)	12.1%
Aventis Holdings Inc. 3711 Kennett Pike, Suite 200 Greenville, Delaware 19801	2,187,408	(5)	6.4%
Banque Pictet S.A. 1, boulevard Royal L-2449 Luxembourg	2,025,000	(6)	5.9%
Directors and Executive Officers
Michael J. Astrue	71,000	(7)	*
Renato Fuchs, Ph.D.	10,000	(8)	*
Daniel E. Geffken	124,000	(9)	*
Walter Gilbert, Ph.D.	10,834	(10)	*
Jonathan S. Leff c/o Warburg Pincus LLC 466 Lexington Avenue, 10th Floor New York, NY 10017-3147	5,039,133	(11)	14.7%
William R. Miller	47,928	(12)	*
Rodman W. Moorhead, III c/o Warburg Pincus LLC 466 Lexington Avenue, 10th Floor New York, NY 10017-3147	5,093,051	(13)	14.8%
David D. Pendergast, Ph.D.	8,334	(14)	*
William H. Pursley	90,235	(15)	*

Richard F Selden, M.D., Ph.D.	799,660	(16)	2.3%
James E. Thomas	27,557	(17)	*
Douglas A. Treco, Ph.D.	296,118	(18)	*
Wayne P. Yetter	2,250	(19)	*
All directors and executive officers as a group (13 individuals)	6,571,515	(20)	18.8%

*
Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1)
The number of shares beneficially owned by each person is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has the sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of March 1, 2002 through the exercise of any stock option or other right. Except as indicated in the footnotes to this table, each person or entity listed has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)
The number of shares of Common Stock deemed outstanding for purposes of determining such percentage includes 34,341,881 shares outstanding as of March 1, 2002, and any shares subject to issuance upon exercise of options or other rights held by the person or entity in question that were exercisable on or exercisable within 60 days after March 1, 2002.

(3)
The stockholders are Warburg, Pincus Equity Partners, L.P., including three affiliated partnerships ("WPEP") and Warburg, Pincus & Co. ("WP"). WP is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC ("WP LLC"). Lionel I. Pincus is the managing partner of WP and the managing member of WP LLC and may be deemed to control both entities. The information presented herein is as reported in, and based in part upon, a Schedule 13D filed with the SEC on March 27, 2001 by WPEP on behalf of itself and WP and WP LLC.

(4)
The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on April 10, 2002 by FMR Corp. ("FMR"). Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is deemed a beneficial owner as a result of its role as investment advisor to various entities affiliated with FMR, including Fidelity Growth Company Fund, which directly owns approximately 3,353,500 of the shares reported as held by FMR Corp. Edward C. Johnson, 3d, Chairman of FMR, and Abigail Johnson, a Director of FMR, own 12% and 24.9% of the aggregate outstanding voting stock of FMR, respectively.

(5)
The information presented herein is as reported in, and based solely upon, a Schedule 13D/A filed with the SEC on January 24, 2002 by Aventis Holdings Inc., a Delaware corporation ("AHI"). AHI is an indirect subsidiary of Aventis S.A., a French corporation ("Aventis") headquartered in Strasbourg, Franc. AHI is a holding company for a portion of the U.S. operations of Aventis.

(6)
The information presented herein is as reported in, and based in part upon, a Schedule 13G/A filed with the SEC on April 30, 2000 by Banque Pictet S.A. ("Pictet"), a Luxembourg corporation, and Pictet Global Sector Fund Biotech ("Pictet Biotech"). Pictet and Pictet Biotech reported beneficial ownership of and shared voting and dispositive power with respect to all of the shares listed as beneficially owned. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(7)
Shares deemed to be beneficially owned by Mr. Astrue consist of 71,000 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(8)
Shares deemed to be beneficially owned by Dr. Fuchs consist of 10,000 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(9)
Shares deemed to be beneficially owned by Mr. Geffken consist of 124,000 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(10)
Shares deemed to be beneficially owned by Dr. Gilbert consist of 834 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan and includes 10,000 shares of Common Stock held by the Walter and Celia Gilbert Charitable Remainder Trust.

(11)
Shares deemed to be beneficially owned by Mr. Leff include 4,999,928 shares of Common Stock held by WPEP, 38,657 shares of Common Stock held by WP, and 548 shares of Common Stock held by Mr. Leff. Mr. Leff is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP and WP are included because of Mr. Leff's affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares held by WPEP and WP.

(12)
Shares deemed to be beneficially owned by Mr. Miller include 14,000 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan.

(13)
Shares deemed to be beneficially owned by Mr. Moorhead include 4,999,928 shares of Common Stock held by WPEP, 38,657 shares of Common Stock held by WP, and 54,466 shares of Common Stock held by Mr. Moorhead. Mr. Moorhead is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP and WP are included because of Mr. Moorhead's affiliation with the Warburg Pincus entities. Mr. Moorhead disclaims beneficial ownership of all shares held by WPEP and WP.

(14)
Shares deemed to be beneficially owned by Dr. Pendergast consist of 8,334 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(15)
Shares deemed to be beneficially owned by Mr. Pursley consist of 90,235 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(16)
Shares deemed to be beneficially owned by Dr. Selden include 290,238 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan, 45,000 shares held by Dr. Selden's spouse, and 8,052 shares held in trust for which Dr. Selden is trustee.

(17)
Shares deemed to be beneficially owned by Mr. Thomas include 2,250 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan.

(18)
Shares deemed to be beneficially owned by Dr. Treco include 139,714 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(19)
Shares deemed to be beneficially owned by Mr. Yetter consist of 2,250 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan.

(20)
Includes 752,855 shares of Common Stock issuable within 60 days of March 1, 2002 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan and 1993 Non-Employee Directors' Stock Option Plan. Shares owned by WPEP attributable to both Mr. Leff and Mr. Moorhead are counted only once.

ELECTION OF DIRECTORS

        Directors are to be elected at the Annual Meeting. The Board of Directors has fixed the number of directors at seven for the coming year. The Company's By-laws provide that the Directors of the Company will be elected at each Annual Meeting of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified.

        The Board of Directors recommends that the nominees named below be elected Directors of the Company. The persons named in the enclosed proxy, Richard F Selden and James E. Thomas, will vote to elect the nominees named below as Directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee is presently serving as a Director and has consented to being named in this Proxy Statement and to serve if elected. If for any reason any nominee should become unavailable for election prior to the Annual Meeting, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that any of the nominees will be unavailable for election.

Nominees for Election to the Board of Directors

        Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of March 1, 2002, appears under "Security Ownership of Certain Beneficial Owners and Management."

        Walter Gilbert, Ph.D., age 70, has served as a Director since April 2000. Since 1987, he has been the Carl M. Loeb University Professor in the Department of Molecular and Cellular Biology at Harvard University. Dr. Gilbert won the Nobel Prize in Chemistry in 1980. Previously, he was a founder and Chief Executive Officer of Biogen, Inc., a biotechnology company. Dr. Gilbert is also Vice Chairman of the Board of Myriad Genetics, Inc., a biotechnology company.

        Jonathan S. Leff, age 33, has served as a Director since June 2000. Since 1996, Mr. Leff has been with Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC), a private equity investment firm, where he currently serves as Managing Director. Prior to becoming Managing Director, Mr. Leff worked as a Vice President from January 1999 to December 1999 and as an Associate from July 1996 to December 1998. Mr. Leff is a Director of Synaptic Pharmaceutical Corporation, Triangle Pharmaceuticals, Inc., and is also a Director of Intermune, Inc., Visible Genetics Inc., and ZymoGenetics, Inc., all of which are biotechnology companies.

        William R. Miller, age 73, has served as a Director since September 1991. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, a pharmaceutical company, a position he had held since 1985. Mr. Miller is the Chairman of the Board of Directors of Vion Pharmaceuticals, Inc., and a Director of ImClone Systems, Inc. and Isis Pharmaceuticals, Inc., all of which are biotechnology companies.

        Rodman W. Moorhead, III, age 58, has served as Chairman of the Board of Directors since May 1992. Since 1973, he has been with Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC), a private equity investment firm, where he currently serves as a Managing Director and Senior

Advisor. He is also a Director of 4GL School Solutions, a data management company for schools, Chancellor Beacon Academies, Inc., an operator of charter schools and for-profit elementary schools, Coventry Health Care, Inc., a health maintenance organization, ElderTrust, a healthcare real estate investment company, and Scientific Learning Corporation, a computerized special education training company.

        Richard F Selden, M.D., Ph.D., age 43, is the founder of the Company. He has served as Chief Scientific Officer, Chairman of the Scientific Advisory Board and a Director since the Company's inception in 1988 and as President and Chief Executive Officer since June 1994. Prior to founding the Company, Dr. Selden was an Instructor in Pediatrics at Harvard Medical School. He received an A.B. in Biology from Harvard College, an A.M. in Biology from Harvard University Graduate School of Arts and Sciences, a Ph.D., in Genetics from the Division of Medical Sciences at Harvard Medical School and an M.D. from Harvard Medical School.

        James E. Thomas, age 41, has served as a Director since May 1992. Mr. Thomas currently serves as Managing Partner of Thomas, McNerney & Partners, LLC, a private equity investment firm. From 1989 to 2000, Mr. Thomas was with Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC), a private equity investment firm, where he most recently served as Managing Director. Mr. Thomas is also a Director of The Medicines Company, Inc., a biotechnology company, and Wright Medical Group, Inc., a medical device company.

        Wayne P. Yetter, age 56, has served as a Director since November 1999. Since September 2000, Mr. Yetter has served as Chairman of the Board of Directors and Chief Executive Officer of Synavant Inc., formerly a subsidiary of IMS Health, Inc., a pharmaceutical relationship management solutions company. From 1999 to 2000, Mr. Yetter served as Chief Operating Officer at IMS Health, Inc., which provides information services for the healthcare industry. From 1997 to 1999, he served as President and Chief Executive Officer of Novartis Pharmaceutical Corporation, a pharmaceutical company. From 1991 to 1997, Mr. Yetter served as President and Chief Executive Officer of Astra Merck, Inc., a pharmaceutical company. Mr. Yetter also serves as a Director of Noven Pharmaceuticals Inc.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF
THE NOMINEES DESCRIBED ABOVE.

Board and Committee Meetings

        The Board of Directors held five meetings during fiscal 2001, two of which were telephonic. Each director attended at least 75% of the meetings of the Board of Directors and all committees of the Board on which he served during 2001 either in person or telephonically.

        The Board of Directors has a Compensation Committee and an Audit Committee. The Board of Directors does not have a Nominating Committee or a committee serving a similar function. Nominations of Directors are made by and through the full Board of Directors.

Audit Committee

        The Company has a standing Audit Committee of the Board of Directors. The Directors on the Audit Committee are Messrs. Miller, Thomas, and Yetter, each of whom are Non-Employee Directors, as defined below.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 with management. Among other things, the Audit Committee discussed the quality and clarity of the financial disclosures in the financial statements.

        The Audit Committee reviewed the audited financial statements with Ernst & Young LLP ("Ernst & Young"), the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgement as to the quality and clarity of the audited financial statements and TKT's accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed the independence of the independent auditors from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee also discussed with Ernst & Young the overall scope and plans for its audit. The Audit Committee meets regularly with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met five times during fiscal 2001, and all members were present at each meeting. See "Report of the Audit Committee" below.

Compensation Committee

        The Board of Directors also has a standing Compensation Committee of the Board of Directors. The Directors on the Compensation Committee are Messrs. Miller and Moorhead. The Compensation Committee, among other things, makes recommendations concerning salaries of each executive officer of the Company and administers all incentive or stock option plans or arrangements established by the Company, including the grant of stock options and the issuance of restricted shares to employees, on behalf of the Board of Directors. The Compensation Committee also advises management with respect to the terms of any employment agreements and arrangements with, and termination of, all executive officers of the Company. The Compensation Committee met twice during fiscal 2001, and all members were present at each meeting. See "Report of the Compensation Committee" below.

Directors' Compensation

        In general, the Company compensates directors who are not employees of the Company ("Non-Employee Directors") for service as directors in the amount of $1,000 for attendance at each meeting of the Board, other than telephonic meetings. Messrs. Moorhead and Leff were not compensated for their respective service as directors in 2001. The Company does not compensate Non-Employee Directors for attendance at meetings of committees of the board.

        Non-Employee Directors are also entitled to participate in the Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Directors' Plan"), which is administered by the Compensation Committee of the Board of Directors. The 1993 Directors' Plan provides for an automatic option grant on the first business day immediately following each Annual Meeting to each director who (i) is not an employee of the Company or of any subsidiary, affiliate or five or more percent stockholder of the Company and (ii) does not own or hold any Common Stock which was purchased prior to the approval of the 1993 Directors' Plan and which remains, at the time the director is being considered for eligibility for any specific grant under the 1993 Directors' Plan, subject to substantial risk of forfeiture under an agreement entered into with the Company. In general, options granted under the 1993 Directors Plan vest over a period of three years. Any director who becomes such an employee shall cease to be eligible for any further option grants under the 1993 Directors' Plan while such an employee, but shall not, by reason of becoming such an employee, cease to be eligible to retain options previously granted under the 1993 Directors' Plan. The annual option grant under the 1993 Directors' Plan is to purchase 6,750 shares of Common Stock at an exercise price per share equal to the fair market value on the date of grant. Currently, Dr. Gilbert and Messrs. Miller, Thomas and Yetter are eligible to receive option grants under the 1993 Directors' Plan.

        The 1993 Directors' Plan will expire in June 2003. The Company's 2002 Stock Incentive Plan is intended to replace the 1993 Directors' Plan (see "Approval of 2002 Stock Incentive Plan"). The Company will continue to grant options under the 1993 Directors' Plan to non-employee directors through June 2003.

        The following table describes the cash payments and options granted under the 1993 Directors' Plan to Non-Employee Directors during 2001.

DIRECTOR COMPENSATION

Name of Non-Employee Director	Cash Payments in 2001	Securities Underlying Options Granted in 2001
Walter Gilbert	$3,000	6,750
Jonathan S. Leff	—	—
William R. Miller.	3,000	6,750
Rodman W. Moorhead, III.	—	—
James E. Thomas	3,000	6,750
Wayne P. Yetter	3,000	6,750

Certain Transactions

        In May 2000, the Company entered into a Reimbursement Agreement with William H. Pursley, Senior Vice President, Commercial Operations (the "Reimbursement Agreement"). Pursuant to the Reimbursement Agreement, the Company guaranteed a letter of credit in the amount of $450,000 for Mr. Pursley. The letter of credit was drawn down in its entirety during the first quarter of 2002. Mr. Pursley remains primarily responsible for the amount drawn under such letter of credit and has paid all associated costs and fees.

        Under a license agreement with Aventis (the "Aventis License Agreement"), Aventis was granted exclusive rights to make, use, and sell Dynepo. Aventis is responsible, at its own expense, for development, manufacturing, and marketing activities for the product. The remaining payments under the Aventis License Agreement are contingent upon the achievement of certain regulatory and commercial milestones. TKT also is entitled to a royalty on net sales by Aventis. No revenues were earned under the Aventis License Agreement for the year ended December 31, 2001.

Executive Compensation

        Summary Compensation Table.    The table below sets forth certain compensation information for the Chief Executive Officer of the Company and the four other most highly compensated Executive Officers of the Company for the fiscal year ended December 31, 2001 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)(1)	Other Annual Compensation($)(2)			Securities Underlying Options(#)(3)	All Other Compensation ($)(4)
Richard F Selden, M.D., Ph.D. President and Chief Executive Officer	2001 2000 1999	$400,000 350,000 290,000		$150,000 140,000 125,000	$	— 348,054 47,571	(5) (5)	50,000 60,000 50,000	$45,813 25,790 5,170
Michael J. Astrue Senior Vice President, Administration and General Counsel	2001 2000	285,000 155,448	(6)	85,000 60,000		— —		36,000 36,000	46,060 24,088
Daniel E. Geffken Senior Vice President, Finance and Chief Financial Officer	2001 2000 1999	280,000 225,000 200,000		100,000 75,000 75,000		— — —		30,000 36,000 20,000	45,790 15,722 5,170
William H. Pursley (7) Senior Vice President, Commercial Operations	2001 2000 1999	285,000 255,000 172,398	(8)	46,400 70,000 50,000		— — 457,711	(9)	18,000 24,000 170,000	46,060 26,017 213
Douglas A. Treco, Ph.D. Senior Vice President, Research and Development	2001 2000 1999	285,000 250,000 231,000		85,000 75,000 60,000		— — —		30,000 36,000 25,000	45,790 25,805 5,170

(1)
Bonuses indicated as earned in any fiscal year were generally paid in the following fiscal year.

(2)
In accordance with the rules promulgated by the SEC, Other Annual Compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the fiscal year indicated.

(3)
Option grants reflect elements of compensation earned during the fiscal year indicated. However, in certain instances, such options were not granted until the next fiscal year.

(4)
All Other Compensation in 2001 includes the following: (a) the Company's contributions under the Transkaryotic Therapies, Inc. Deferred Compensation Plan adopted October 1, 2000 in the amount of $40,000 for Drs. Selden and Treco and Messrs. Astrue, Geffken and Pursley; (b) the Company's contributions under the Company's 401(k) Plan in the amount of $5,250 for Drs. Selden and Treco and Messrs. Astrue, Geffken and Pursley; and (c) the taxable portion of group term life insurance premiums paid by the Company for

  Dr. Selden in the amount of $563, Mr. Astrue in the amount of $810, Mr. Geffken in the amount of $540, Mr. Pursley in the amount of $810, and Dr. Treco in the amount of $540.

(5)
Other Annual Compensation for Dr. Selden includes $15,264, and $14,571 in 2000 and 1999, respectively, for the payment of certain travel related expenses and also includes amounts for the payment of insurance premiums and certain financial planning services and the reimbursement of the related tax liability for such expenses. In addition, such amount for 2000 includes the forgiveness of an outstanding loan and reimbursement of the related tax liability for such forgiveness.

(6)
Mr. Astrue commenced employment with the Company in April 2000.

(7)
In addition to the compensation described herein, the Company guaranteed a letter of credit in the amount of $450,000 for Mr. Pursley. The letter of credit was drawn down in its entirety during the first quarter of 2002. Mr. Pursley remains primarily responsible for such letter of credit and has paid all associated costs and fees. See Certain Transactions discussed above.

(8)
Mr. Pursley commenced employment with the Company in April 1999.

(9)
Other Annual Compensation for Mr. Pursley in 1999 consisted of relocation expenses and reimbursement for related tax liability for such relocation expenses.

        Option Grant Table.    The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2001 by the Company to the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year(2)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted (#)(1)
Name			Exercise or Base Price ($/share)	Expiration Date
					5%($)	10%($)
Richard F Selden, M.D., Ph.D.	50,000	2.8%	$39.40	12/13/11	$1,238,922	$3,139,673
Michael J. Astrue	36,000	2.0%	39.40	12/13/11	892,024	2,260,564
Daniel E. Geffken	30,000	1.7%	39.40	12/13/11	743,353	1,883,804
William H. Pursley	18,000	1.0%	39.40	12/13/11	446,012	1,130,282
Douglas A. Treco, Ph.D.	30,000	1.7%	39.40	12/13/11	743,353	1,883,804

(1)
Options became exercisable in three equal annual installments beginning in December 2001.

(2)
Calculated based on options to purchase an aggregate of 1,766,400 shares of Common Stock granted to employees during the fiscal year ended December 31, 2001 under the Company's 1993 Long-Term Incentive Plan and the Company's 2001 Non-Director, Non-Officer Employee Stock Purchase Plan.

(3)
Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term of the option. These values are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock, which will benefit all stockholders proportionately.

        Option Exercises and Year-End Values.    The following table sets forth certain information regarding the aggregate shares of Common Stock acquired upon stock option exercises by the Named Executive Officers and the value realizable upon such exercises during the year ended December 31, 2001, as well as the value of exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(2) Exercisable / Unexercisable
Richard F Selden, M.D., Ph.D.	—	—	272,143 / 91,428	$6,061,435 / $1,288,404
Michael J. Astrue	—	—	71,000 / 151,000	693,125 / 1,887,325
Daniel E. Geffken	25,000	$385,777	102,334 / 68,666	1,262,373 / 935,427
William H. Pursley.	32,765	555,911	60,569 / 118,666	713,908 / 1,919,627
Douglas A. Treco, Ph.D.	—	—	127,095 / 44,619	1,881,988 / 390,546

(1)
Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the Nasdaq National Market on the date of exercise, multiplied by the number of shares exercised.

(2)
Value of Unexercised In-the-Money Options represents the difference between $42.80, the last sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 2001, and the exercise price of the option, multiplied by the number of shares subject to the option.

Employment Agreements

        The Company is a party to employment agreements with each of the Named Executive Officers. Each employment agreement contains provisions for establishing the annual base salary and bonus for each such executive officer. Pursuant to the terms of the employment agreements, the 2002 annual base salary for each of Dr. Selden, Mr. Astrue, Mr. Geffken, Mr. Pursley, and Dr. Treco has been established at $450,000, $308,000, $302,400, $296,400 and $308,000, respectively. In addition, each of the Named Executive Officers is eligible to receive an annual bonus based upon the achievement of individual and Company goals. The employment agreements may be terminated by the executive or by the Company. Under the terms of each such employment agreement, if the Company terminates the executive's employment without cause (as defined therein), or, in some cases, if the executive terminates his employment for certain reasons, the Company is required to pay to such executive severance payments at the executive's base salary rate for 12 months (18 months in the case of Dr. Selden) (the "Severance Period"), to be reduced by an amount equal to the amount of any other compensation earned by such individual during such Severance Period. Certain of the employment agreements also provide for payments to be made to the executive in the event of cessation of employment as a result of a disability. Under each of the employment agreements, the executive shall be bound by certain non-compete obligations for two years after termination of employment (one year if the Company terminates such executive's employment other than for cause).

Report of the Compensation Committee

        The Board of Directors of the Company has delegated to the Compensation Committee of the Board of Directors the responsibility for establishing compensation policies with respect to TKT's executive officers. The objectives of the executive compensation program established by the Compensation Committee are to establish compensation levels designed to enable TKT to attract, retain and reward executive officers who contribute to the long-term success of TKT so as to support the achievement of TKT's long-term strategic objectives, to enhance stockholder value and, to the extent possible, to maximize the deductibility of compensation for tax purposes.

        The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, stock option grants. These components are administered with the goals of providing total compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance and offering the opportunity to earn above average rewards when merited by individual and corporate performance. Bonus awards are primarily based on corporate performance, with actual awards varying according to TKT's overall performance and the individual's impact on that performance. Stock option grants are critical components of the executive compensation program and are intended to provide executive officers with an equity interest in TKT so as to link a meaningful portion of the compensation of TKT's executive officers with the performance of TKT's Common Stock.

        This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 2001 as such policies affected Dr. Selden, in his capacity as President and Chief Executive Officer of TKT, and the other executive officers of TKT. In making decisions regarding executive compensation, the Compensation Committee considered the input of TKT's other directors and the results of an informal study conducted by members of management and presented to the Compensation Committee relating to comparable biotechnology firms with a particular focus on those located in the eastern United States. While compensation survey data are useful guides for comparative purposes, TKT believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance and, to that extent, the Compensation Committee applies judgment in reconciling the program's objectives with the Company's need to retain valued employees. Compensation Committee members are all non-employee directors.

Executive Compensation Program

        Annual compensation for TKT's executive officers consists of three principal elements: base salary, cash bonus and stock option grants. In addition, TKT executive officers may be eligible to participate in certain TKT executive compensation plans, including TKT's 401(k) Plan and Deferred Compensation Plan.

Base Salary and Cash Bonus

        In setting the annual base salaries for TKT's executive officers, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of TKT, and adjusts such amounts to reflect individual performance. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of therapeutic proteins. TKT also regularly compares the salary levels of its executive officers with other leading companies through reviews of survey and proxy statement data and strives to provide its executive officers with cash compensation competitive, generally, with the fiftieth percentile for total annual cash compensation paid by comparable companies.

        Increases in annual base salary are based on a review and evaluation of the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on TKT and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside TKT. Adjustments to each individual's base salary are made in connection with annual performance reviews.

        Cash bonuses are tied directly to TKT's achievement of its goals and objectives and the contribution of the executive to such achievements, including, but not limited to receipt of marketing authorization for Replagal, the progress of clinical studies and the sale of the Company's equity securities.

Stock Options

        Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock. The purposes of TKT's stock option programs are (i) to highlight and reinforce the mutuality of long-term interests between employees and stockholders and (ii) to assist in the attraction and retention of critically important executives, managers and individual contributors who are essential to TKT's growth and development.

        TKT's stock programs generally include long vesting periods to optimize the retention value of these options and to orient TKT's executive officers to longer term success. Generally, stock options vest in equal annual installments up to six years commencing on the date of grant and, if employees leave TKT before these vesting periods, they forfeit the unvested portions of these awards.

        The number of shares of Common Stock subject to stock option grants is generally intended to reflect the significance of the executive's current and anticipated contributions to TKT. Since November 1996, the exercise price of options granted by TKT has been determined at the discretion of the Compensation Committee, although it has been set at or above 100% of the fair market value of the Common Stock per share on the date of grant. The value realizable from exercisable options is dependent upon the extent to which TKT's performance is reflected in the price of its Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the option's vesting schedule and not by the Compensation Committee.

Dr. Selden's 2001 Compensation

        Dr. Selden is eligible to participate in the same executive compensation plans available to the other executive officers of TKT. The Compensation Committee believes that Dr. Selden's annual compensation, including the portion of his compensation based upon TKT's stock option program, has been set at a level competitive with other companies in the industry.

        During 2001, Dr. Selden's annual base salary was $400,000, and he was awarded a bonus of $150,000, the majority of which was paid in 2002. Dr. Selden was also granted an option to purchase

50,000 shares of Common Stock at the then fair market value of $39.40 per share. The option vests in three equal annual installments beginning December 2001.

        In determining Dr. Selden's 2001 compensation, including whether to grant him a cash bonus and stock options, the Compensation Committee considered Dr. Selden's overall compensation package relative to that of other chief executives in the biotechnology industry and past bonuses and option grants as well as the effectiveness of Dr. Selden's leadership of TKT and the resulting success of TKT in the attainment of its goals, including receipt of marketing authorization for Replagal in the European Union and elsewhere, dismissal of the lawsuit by Genzyme against the Company concerning Replagal, receipt of orphan drug designation for the Company's protein replacement product for the treatment of Hunter's Syndrome, and the completion of several financings which provided the Company with over $250 million of working capital.

        For 2002, Dr. Selden will receive an annual base salary of $450,000 and will be eligible for a cash bonus and stock option grants. The amount of this bonus, if any, and the size of the stock option grant, if any, will be based in part on TKT's performance against goals established by the Compensation Committee at the beginning of 2002 and, in part, on Dr. Selden's performance against individual goals established by the Compensation Committee at the beginning of 2002.

Compliance With Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to TKT's executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that the compensation attributable to awards granted will be treated as qualified performance based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate and in the best interests of TKT and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

                      William R. Miller
                      Rodman W. Moorhead, III

Compensation Committee Interlocks And Insider Participation

        During 2001, TKT's Compensation Committee consisted of Messrs. Miller and Moorhead, each of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Stock Performance Graph

        The following graph compares cumulative total stockholder return on the Company's Common Stock since December 31, 1996 with the cumulative total return for the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. This graph assumes the investment of $100 on December 31, 1996 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index and assumes dividends are reinvested.

APPROVAL OF 2002 STOCK INCENTIVE PLAN

        On March 6, 2002, the Board of Directors of the Company adopted, subject to stockholder approval, the 2002 Stock Incentive Plan (the "2002 Plan"). Up to 2,500,000 shares of Common Stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the 2002 Plan.

        The 2002 Plan is intended to replace the Company's 1993 Long Term Incentive Plan (the "1993 Plan") and the 1993 Directors' Plan, which each expire by their respective terms on June 16, 2003. As of March 1, 2002, options to purchase 2,865,247 shares of Common Stock were outstanding under the 1993 Plan and an additional 696,878 shares were reserved for future option grants or other awards. As of March 1, 2002, options to purchase 56,500 shares of Common Stock were outstanding under the 1993 Director Plan and an additional 174,929 shares were reserved for future option grants or other awards. Upon the expiration of the 1993 Plan and the 1993 Directors' Plan, all then outstanding options will remain in effect, but no additional option grants may be made under the plans. The Company will continue to grant options under the 1993 Plan until the 1993 Plan expires or there are no longer any shares remaining for option grants under the 1993 Plan, whichever occurs first. The Company will continue to grant options under the 1993 Directors' Plan to non-employee directors through June 2003. After June 2003, the Company will grant options to non-employee directors under the 2002 Plan.

        The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining and motivating critical personnel and capable directors. Accordingly, the Board of Directors believes adoption of the 2002 Plan is in the best interests of the Company and its stockholders and recommends a vote "FOR" the approval of the 2002 Plan.

Description of the 2002 Plan

        The following is a brief summary of the 2002 Plan, a copy of which is attached as Exhibit A to this Proxy Statement. The following summary is qualified in its entirety by reference to the 2002 Plan.

  Types of Awards

        The 2002 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options and restricted stock awards (collectively, "Awards").

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of Common Stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. Although the Board of Directors will determine the vesting schedule with respect to each particular grant, options typically fully vest after up to six years from the date of grant. Options will be granted at an exercise price which is equal to or greater than the fair market value of the Common Stock on the date of grant (110% of the fair market value of the Common Stock on the date of grant in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of the Company, or its parent or subsidiary). The Board of Directors shall determine the duration of each option, provided that options may not be granted for a term in excess of ten years (five years in the case of an optionee who owns 10% or more of the total combined voting power of the Company, or its parent or subsidiary). The 2002 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a "cashless exercise" through a broker, (ii) surrender to the Company of shares of Common Stock, (iii) delivery to the Company of a promissory note, (iv) any other lawful means, or (v) any combination of these forms of payment.

        Restricted Stock Awards.    Restricted stock Awards entitle recipients to acquire shares of Common Stock from the Company at a specified price, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

  Eligibility to Receive Awards

        Employees, officers, directors, consultants and advisors of the Company and its parent or future parent or subsidiary corporation as defined in Sections 424(b) or (f) of the Code are eligible to be granted Awards under the 2002 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its parent or future parent or subsidiary corporation as defined in Sections 424(b) or (f) of the Code. The maximum number of shares with respect to which Awards may be granted to any participant under the 2002 Plan may not exceed 500,000 shares per calendar year.

  Plan Benefits

        As of March 1, 2002, approximately 388 persons were eligible to receive Awards under the 2002 Plan, including the Company's seven executive officers and six non-employee directors. Other than Awards granted to non-employee directors as described below, the granting of Awards under the 2002 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group. The Company expects that Non-Employee Directors will be granted annual option grants following the annual meeting of stockholders under the 2002 Plan to purchase 6,000 shares of Common Stock at an exercise price per share equal to the fair market value on the date of grant and that their options will vest over a three year period.

        The following table sets forth the benefits received during 2001 by the non-employee directors under the 1993 Directors' Plan, which is being replaced by the 2002 Plan.

Option Grants During 2001 Under the 1993 Directors' Plan

Name of Director	Number of Shares
Walter Gilbert	6,750
Jonathan S. Leff	—
William R. Miller	6,750
Rodman W. Moorhead, III	—
James E. Thomas	6,750
Wayne P. Yetter	6,750

        The following table sets forth the benefits received during 2001 by the Named Executive Officers and the indicated groups under the 1993 Plan, which is being replaced by the 2002 Plan.

Option Grants During 2001 Under the 1993 Plan

Name and Position	Number of Shares
Richard F Selden, M.D., Ph.D. President and Chief Executive Officer	50,000
Michael J. Astrue Senior Vice President, Administration and General Counsel	36,000
David E. Geffken Senior Vice President, Finance and Chief Financial Officer	30,000
William H. Pursley Senior Vice President, Commercial Operations	18,000
Douglas A. Treco, Ph.D. Senior Vice President, Research and Development	30,000
Executive Group (7 persons)	264,000

        On March 1, 2002, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $39.28.

  Administration

        The 2002 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2002 Plan and to interpret the provisions of the 2002 Plan. Pursuant to the terms of the 2002 Plan, the Board of Directors may delegate authority under the 2002 Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2002 Plan, including the granting of options to executive officers and newly hired employees.

        Subject to any applicable limitations contained in the 2002 Plan, the Board of Directors, the Compensation Committee, or any other committee to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the Common Stock), (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of Common Stock subject to any restricted stock Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

        The Board of Directors is required to make appropriate adjustments in connection with the 2002 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2002 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction. Upon the occurrence of a Reorganization Event, all outstanding options are to be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options, then the Board of Directors must either accelerate the options to make them fully exercisable prior to consummation of the Reorganization Event or provide for a cash out of the value of any outstanding options. Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding restricted stock Award will inure to the benefit of the acquiring or succeeding corporation. The Board of Directors will specify the effect of a Reorganization Event on any other Award at the time the Award is granted. The Board of Directors may at any time accelerate the vesting of any Award.

        If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 2002 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code.

  Amendment or Termination

        No Award may be made under the 2002 Plan after March 5, 2012, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2002 Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company's stockholders.

        If the stockholders of the Company do not approve the adoption of the 2002 Plan, the 2002 Plan will not go into effect, and the Company will not grant any Awards under the 2002 Plan. In such event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2002 Plan and with respect to the sale of Common Stock acquired under the 2002 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

  Incentive Stock Options

        In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

        Generally, the tax consequences of selling ISO Stock will vary depending on the date on which it is sold. If the participant sells ISO Stock more than two years from the date the option was granted (the

"Grant Date") and more than one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

        If the participant sells ISO Stock prior to satisfying the above waiting periods (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

        If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Non-statutory Stock Options

        As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

        With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

  Restricted Stock Awards

        A participant will not recognize taxable income upon the grant of a restricted stock Award unless the participant makes a Section 83(b) Election. If the participant makes a valid Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a valid Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

        Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year.

  Tax Consequences to the Company

        The grant of an Award under the 2002 Plan generally will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 2002 Plan will have any tax consequences to the Company. The Company or its subsidiaries, as the case may be, generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2002 Plan, including in connection with a restricted stock Award or as a result of the exercise of a non-statutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on its review of copies of reports filed by individuals required to make filings ("Reporting Persons") pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during fiscal 2001 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

Accounting Matters

        The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of TKT for the year ending December 31, 2002. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit Fees

        Ernst & Young was paid approximately $116,120 for professional services rendered in connection with the audit of TKT's annual financial statements for 2001 and for reviews of its quarterly financial statements included in each of its Quarterly Reports on Form 10-Q during the fiscal year ended 2001.

Audit-Related Fees

        Ernst & Young was paid approximately $50,677 for audit-related professional services rendered during the year, including services rendered in connection with three equity offerings.

All Other Fees

        Ernst & Young was paid approximately $161,004 in addition to those fees described under "Audit Fees" and "Audit-Related Fees" above, primarily in connection with the provision of tax-related advice. Ernst & Young did not perform any financial information systems design or implementation services for the Company during 2001.

Report of the Audit Committee

        The Audit Committee is composed of three members, Messrs. Miller, Thomas and Yetter, and acts under a written charter, which was most recently amended and restated in March 2001. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Nasdaq National Market.

        The Audit Committee reviewed the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001 and discussed these financial statements with the Company's management. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Ernst & Young, the Company's independent auditors.

        Ernst & Young provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee discussed with the independent auditors their independence from management and the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence.

        Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                      William R. Miller
                      James E. Thomas
                      Wayne P. Yetter

OTHER INFORMATION

Other Matters

        Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation Expenses

        TKT will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, TKT's directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. TKT reserves the right to retain other outside agencies for the purpose of soliciting proxies. TKT will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, TKT will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of TKT's proxy statement or annual report may have been sent to multiple stockholders in your household. TKT will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Transkaryotic Therapies, Inc., Attention: Corporate Communications, 195 Albany Street, Cambridge, Massachusetts 02139 (617-349-0200). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact TKT at the above address and phone number.

Deadline for Submission of Stockholder Proposals for the 2003 Annual Meeting

        Proposals of stockholders intended to be presented at the 2003 Annual Meeting must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 30, 2002 for inclusion in the proxy statement for that meeting.

        If a stockholder of the Company wishes to present a proposal before the 2003 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Corporate Communications Department at its principal office in Cambridge, Massachusetts. The Company must receive such notice no earlier than March 7, 2003 and no later than April 7, 2003. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the stockholders, notice by the stockholders must be received by the Secretary no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal. If a stockholder makes a timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the Securities and Exchange Commission proxy rules.

                      By Order of the Board of Directors,

                      Michael J. Astrue, Secretary

April 26, 2002

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

EXHIBIT A

TRANSKARYOTIC THERAPIES, INC.

2002 STOCK INCENTIVE PLAN

Purpose

        The purpose of this 2002 Stock Incentive Plan (the "Plan") of Transkaryotic Therapies, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

Eligibility

        All of the Company's full-time employees, officers, directors, consultants and advisors are eligible to be granted options or restricted stock awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

Administration and Delegation

        Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith. Subject to the provisions of the Plan, the Board shall have complete authority, in its sole discretion, to make or to select the manner of making any and all determinations required for the operation of the Plan, and without limiting the generality of the foregoing, shall have the authority to:

  grant Awards to eligible individuals pursuant to the terms of the Plan;

  determine whether and to what extent Awards are to be granted hereunder;

  determine the number of shares of Common Stock to be covered by each Award granted hereunder;

  determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (which need not be identical in every case), including, but not limited to, the price of the restricted stock or the exercise price of the option and any restriction or limitation, or any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Board shall determine;

  determine whether and under what circumstances an Award may be settled, as provided in Section 5(f);

  determine whether and under what circumstances an Award may be exercised without a payment of cash as provided in Section 5(f); and

  determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant.

        In making such determinations, the Board may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of the Company, and such other factors as the Board in its discretion shall deem relevant. Subject to the provisions of the Plan, the Board shall also have complete authority, in its sole discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of any Award issued under the Plan (and any agreements relating thereto), to resolve all disputes arising under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

        Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the executive officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee.

        Delegation to Executive Officers.    To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided, further, however, that no executive officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined in Rule 3b-7 under the Securities Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

Stock Available for Awards

        Number of Shares.    Subject to adjustment under Section 7, Awards may be made under the Plan for up to 2,500,000 shares of common stock, 0.01 par value per share, of the Company (the "Common Stock"). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        Per-Participant Limit.    Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code ("Section 162(m)").

Stock Options

        General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

        Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company (other than employees of a business venture in which the Company has a controlling interest) and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

        Exercise Price.    The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Board at the time the Option is granted.

        Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement provided, however, that no Option will be granted for a term in excess of 10 years.

        Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

        Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

  in cash or by check, payable to the order of the Company;

  except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

  for so long as the Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company was owned by the Participant at least six months prior to such delivery;

  to the extent permitted by the Board and provided for in an option agreement or certificate, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

  by any combination of the above permitted forms of payment.

        Substitute Options.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

Restricted Stock.

        Grants.    The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

        Terms and Conditions.    The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

        Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated

Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

Adjustments for Changes in Common Stock and Certain Other Events

        Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

        Liquidation or Dissolution.    In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

Reorganization Events

        Definition. A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

        Consequences of a Reorganization Event on Options.    Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

        Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options. To the extent all or any portion of an Option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (1) shall lapse at the same rate as the Option would have become exercisable under its terms and (2) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to the first sentence of this paragraph.

        Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

General Provisions Applicable to Awards

        Transferability of Awards.    Except as the Board may otherwise determine or provide in an option agreement or certificate, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        Termination of Status.    The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

        Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        Amendment of Award.    The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Miscellaneous

        No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common

Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

        Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)).

        Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Board Approved Plan on March 6, 2002

Stockholders Approved Plan on                         , 2002

TRANSKARYOTIC THERAPIES, INC.
ANNUAL MEETING OF STOCKHOLDERS

To be held on June 6, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, revoking all prior proxies, hereby appoints Richard F Selden and James E. Thomas, and each of them, with full power of substitution, as Proxies to represent and vote as designated hereon all shares of stock of Transkaryotic Therapies, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Stockholders of the Company to be held on Thursday, June 6, 2002, at 10:00 a.m., Eastern Standard Time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and at any adjournment thereof, with respect to the matters set forth on the reverse side hereof.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

/X/ Please mark votes as in this example.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES.

1.
To elect the following seven directors for the ensuing year:

        Nominees:    Walter Gilbert, Jonathan S. Leff, William R. Miller, Rodman W. Moorhead, III, Richard F Selden, James E. Thomas and Wayne P. Yetter.

/ / For            / / Withheld

For all nominees except as noted above

2.
To approve the Company's 2002 Stock Incentive Plan.

/ / For            / / Against            / / Abstain

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING / /

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian, or attorney, please give full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature:                             Date:

Signature:                             Date:

QuickLinks

ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.
DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
APPROVAL OF 2002 STOCK INCENTIVE PLAN
Option Grants During 2001 Under the 1993 Directors' Plan
Option Grants During 2001 Under the 1993 Plan
OTHER INFORMATION
EXHIBIT A TRANSKARYOTIC THERAPIES, INC. 2002 STOCK INCENTIVE PLAN